Exhibit 99.1

Seattle Genetics Reports First Quarter 2020 Financial Results

-ADCETRIS® (Brentuximab Vedotin) Net Sales in U.S. and Canada of $164.1 Million in the First Quarter, an Increase of 22 percent Over the First Quarter of 2019-
-PADCEV™ (Enfortumab Vedotin-efjv) Net Sales in U.S. Reach $34.5 Million in First Full Quarter of Commercialization-
-TUKYSA™ (Tucatinib) Approved by FDA for Patients with HER2-Positive Metastatic Breast Cancer Who Have Received One or More Prior Anti-HER2 Regimens in the Metastatic Setting-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — April 30, 2020 — Seattle Genetics, Inc. (Nasdaq:SGEN) today reported financial results for the first quarter ended March 31, 2020. The Company also highlighted ADCETRIS (brentuximab vedotin) and PADCEV (enfortumab vedotin-ejfv) commercial and development accomplishments, TUKYSA (tucatinib) U.S. Food and Drug Administration (FDA) approval and launch as well as progress with its lead programs to treat cancer.
“We have had a remarkable start to 2020, delivering record product sales in the first quarter that are now coming from both ADCETRIS and PADCEV. Notably, strong PADCEV sales in the first full quarter of launch reflect the unmet need among patients with metastatic bladder cancer,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “With the recent approval of TUKYSA for patients with metastatic HER2-positive breast cancer, we have now launched our third product just four months after our second. In addition, we are investing in potential label expansions in all three products to maximize their use to patients in need. We are also preparing for European commercial operations and have hired general managers in major European markets ahead of potential ex-U.S. approvals of TUKYSA. With two new products, growing revenues, and an advancing pipeline of novel cancer programs, we have exciting prospects for future growth.”

Lead Program Highlights
ADCETRIS

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Ex-U.S. Regulatory Progress: In March 2020, Takeda received a positive opinion from the European Medicines Agency's Committee for Medicinal Products for Human Use to extend the marketing authorization for ADCETRIS to include ADCETRIS in combination with CHP (cyclophosphamide, doxorubicin, prednisone) as a treatment for adult patients with previously untreated systemic anaplastic large cell lymphoma. The positive opinion is based on results of the phase 3 ECHELON-2 trial.

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Expanded Collaboration with Bristol-Myers Squibb for Trial in Early Stage Hodgkin Lymphoma: In April 2020, Seattle Genetics and Bristol-Myers Squibb agreed to co-fund an additional cohort in an ongoing trial that will evaluate the combination of ADCETRIS, OPDIVO® (nivolumab) and chemotherapy for frontline stage I and II Hodgkin lymphoma.

PADCEV

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Presented Updated Results from Phase 1b/2 Trial in First-Line Urothelial Cancer at 2020 ASCO Genitourinary Cancers Symposium: In February 2020, updated results from the EV-103 trial in patients with previously untreated locally advanced or metastatic urothelial cancer who were ineligible for treatment with cisplatin-based chemotherapy were presented at the 2020 American Society of Clinical Oncology (ASCO) Genitourinary Cancers Symposium. The results in 45 patients demonstrated a confirmed objective response rate of 73.3 percent with a median follow-up of 11.5 months. Median duration of response had not been reached. The study results continued to meet outcome measures for safety.

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Received Breakthrough Therapy Designation in First-line Advanced Urothelial Cancer: In February 2020, the FDA granted Breakthrough Therapy designation for PADCEV in combination with KEYTRUDA® (pembrolizumab) for the treatment of patients with unresectable locally advanced or metastatic urothelial cancer who are unable to receive cisplatin-based chemotherapy in the first-line setting.

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Potential Accelerated Approval Pathway for PADCEV in First-line Advanced Urothelial Cancer: In April 2020, the Company announced that based on discussions with the FDA, data from the randomized cohort K in the phase 1b/2 EV-103 trial, along with other data from the EV-103 trial evaluating PADCEV combined with Merck's KEYTRUDA as first-line therapy for cisplatin-ineligible patients with locally advanced or metastatic urothelial cancer, could potentially support registration under accelerated approval regulations in the U.S. The primary outcome measures are objective response rate and duration of response. Seattle Genetics and its PADCEV partner, Astellas, are evaluating the combination of PADCEV and KEYTRUDA under clinical collaboration agreements with Merck.

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First Patient Dosed in Phase 3 Clinical Trial in First-line Advanced Urothelial Cancer: In April 2020, the first patient was dosed in the EV-302 trial evaluating the combination of PADCEV and KEYTRUDA with or without chemotherapy versus chemotherapy alone in patients with previously untreated locally advanced or metastatic urothelial cancer. EV-302 includes metastatic urothelial cancer patients who are either eligible or ineligible for cisplatin-based chemotherapy. The trial has dual primary endpoints of progression-free survival and overall survival and is intended to support global registrations and potentially serve as a confirmatory trial if accelerated approval is granted based on EV-103.

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Completed Enrollment in Second Cohort of EV-201 Trial: In April 2020, Seattle Genetics and Astellas completed enrollment in the second cohort of the EV-201 trial for patients who previously received a PD-1 or PD-L1 inhibitor but were not candidates for treatment with cisplatin chemotherapy. Data from the second cohort could potentially serve as the basis for a second PADCDEV indication.

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Entered into Agreement with Merck to Evaluate PADCEV in Muscle Invasive Bladder Cancer (MIBC): In April 2020, Seattle Genetics and Astellas entered into an agreement with Merck under which Merck will amend its ongoing phase 3 trial in cisplatin-ineligible MIBC patients to include an arm evaluating PADCEV in combination with KEYTRUDA.

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First Patient Dosed in Phase 2 Clinical Trial in Solid Tumors: In March 2020, the first patient was dosed in the phase 2 EV-202 clinical trial evaluating single-agent PADCEV in a range of solid tumors.

TUKYSA

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Received FDA Approval: In April 2020, TUKYSA was approved by the FDA in combination with trastuzumab and capecitabine for the treatment of adult patients with advanced unresectable or metastatic HER2-positive breast cancer, including patients with brain metastases, who have received one or more prior anti-HER2-based regimens in the metastatic setting. Approval was granted four months ahead of the PDUFA target action date under the FDA's Real-Time Oncology Review pilot program. TUKYSA is also part of Project Orbis, an initiative of the FDA Oncology Center of Excellence that provides a framework for concurrent submission and review of oncology drugs across participating global health authorities.

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HER2CLIMB Data Selected for Oral Presentation at ASCO: Additional analyses of the treatment effect of the TUKYSA regimen in metastatic HER2-positive breast cancer patients with brain metastases in the HER2CLIMB trial were selected for an oral presentation at the ASCO Virtual Scientific Program taking place May 29-31, 2020.

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Marketing Authorization Application Validated by the EMA: In January 2020, the Marketing Authorization Application (MAA) for TUKYSA was validated by the European Medicines Agency (EMA). The EMA validation of the MAA confirms that the submission is sufficiently complete to begin the formal review process.

Tisotumab Vedotin

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Tisotumab Vedotin innovaTV 204 Pivotal Trial Topline Results: Seattle Genetics and Genmab expect to report topline data late in the second or into the third quarter of 2020 for the innovaTV 204 pivotal trial of tisotumab vedotin in patients with recurrent and/or metastatic cervical cancer who have relapsed or progressed after standard of care treatment.

For additional information on Seattle Genetics’ pipeline, visit www.seattlegenetics.com/pipeline.
Legal Dispute with Daiichi Sankyo Co. Ltd.

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In November 2019, Seattle Genetics submitted an arbitration demand to the American Arbitration Association regarding the ownership of certain technology used by Daiichi Sankyo in the breast cancer drug ENHERTU® (DS-8201, [Fam-] trastuzumab deruxtecan), among other product candidates. The demand alleges that the linker and other antibody-drug conjugate (ADC) technology used in these agents are improvements to Seattle Genetics’ pioneering ADC technology, the ownership of which was assigned to Seattle Genetics under the terms of a 2008 collaboration agreement between the companies. On November 4, 2019, Daiichi Sankyo attempted to have the case heard in federal court. On April 27, 2020, it was ruled that the dispute should be resolved in arbitration and that the arbitration process should move forward.

FIRST QUARTER 2020 FINANCIAL RESULTS
Revenues: Total revenues in the first quarter ended March 31, 2020 increased to $234.5 million, compared to $195.2 million for the same period in 2019. Revenues are comprised of the following three components:

•	Net Product Sales:

	Three months ended March 31,
(dollars in millions)	2020	2019	% Change
Total Net Product Sales	$198.5	$135.0	47%
ADCETRIS	$164.1	$135.0	22%
PADCEV	$34.5	—	—
Note: Sum of product sales may not equal total product sales due to rounding.

•
Royalty Revenues: Royalty revenues in the first quarter were $20.4 million, compared to $15.6 million in the first quarter of 2019. Royalty revenues are primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda and, to a lesser extent, sales of Polivy™ (polatuzumab vedotin-piiq) by Roche.

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Collaboration and License Agreement Revenues: Amounts earned under the Company’s ADCETRIS and ADC collaborations were $15.6 million in the first quarter, compared to $44.6 million for the same period in 2019. Collaboration revenues for the first quarter of 2019 included a $30.0 million milestone from Takeda triggered by European Commission approval of ADCETRIS in combination with chemotherapy for frontline Hodgkin lymphoma.

Research and Development (R&D) Expenses: R&D expenses in the first quarter were $195.2 million, compared to $158.3 million in the first quarter of 2019. The increase in 2020 primarily reflects increased investment in the Company's pipeline.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses in the first quarter were $122.2 million, compared to $80.3 million in the first quarter of 2019. The increase was primarily attributed to increased field sales personnel for Seattle Genetics' recently commercialized products, PADCEV and TUKYSA, as well as higher infrastructure costs to support the Company's continued growth.

Cost of Sales: Cost of sales in the first quarter were $29.4 million, compared to $10.3 million in the first quarter of 2019. The increase in 2020 is primarily due to the gross profit share with Astellas based on PADCEV sales, which was $16.4 million in the first quarter of 2020, as well as higher ADCETRIS sales volumes.

Non-cash, share-based compensation cost for the first three months of 2020 was $33.6 million, compared to $25.7 million for the same period in 2019.

Net Loss: Net loss for the first quarter of 2020 was $168.4 million, or $0.98 per diluted share, compared to net loss of $13.3 million, or $0.08 per diluted share, for the first quarter of 2019. Net loss in the first quarter of 2020 included a net investment loss of $59.1 million primarily associated with Seattle Genetics’ common stock holdings in Immunomedics, which are marked-to-market, compared to a net investment gain of $38.1 million in the first quarter of 2019.

Cash and Investments: As of March 31, 2020, Seattle Genetics had $799.6 million in cash and investments and holdings of Immunomedics common stock valued at $104.1 million.

2020 FINANCIAL OUTLOOK
The Company continues to monitor the impact of the COVID-19 global pandemic on its business and is taking appropriate steps to protect the safety of employees, healthcare professionals and patients. Seattle Genetics’ 2020 financial guidance remains unchanged from that provided on February 6, 2020 and is detailed below.

	Current	Previous
Revenues
ADCETRIS net product sales	$675 million to $700 million	Unchanged
Royalty revenues	$105 million to $115 million	Unchanged
Collaboration and license agreement revenues	$30 million to $50 million	Unchanged
Operating expenses and other costs
R&D expenses	$860 million to $950 million	Unchanged
SG&A expenses	$475 million to $525 million	Unchanged
ADCETRIS cost of sales	5 percent to 6 percent	Unchanged
Non-cash costs (primarily attributable to share based compensation)	$180 million to $200 million	Unchanged

Conference Call Details
Seattle Genetics’ management will host a conference call and webcast with supporting slides to discuss its first quarter 2020 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event and supporting slides will be simultaneously webcast and available for replay from the Seattle Genetics website at www.seattlegenetics.com, under the Investors section. Investors may also participate in the conference call by calling 888-220-8474 (domestic) or 720-452-9217 (international). The conference ID is 7835915. A replay of the audio only will be available by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 7835915. The telephone replay will be available until 5:00 p.m. PT on May 3, 2020.

About Seattle Genetics
Seattle Genetics, Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. ADCETRIS® (brentuximab vedotin) and PADCEVTM (enfortumab vedotin-ejfv) use the company’s industry-leading antibody-drug conjugate (ADC) technology. ADCETRIS is approved in certain CD30-expressing lymphomas, and PADCEV is approved in certain metastatic urothelial cancers. TUKYSATM (tucatinib), a small molecule tyrosine kinase inhibitor, is approved in certain HER2-positive metastatic breast cancers. The company is headquartered in Bothell, Washington, and with locations in California, Switzerland and the European Union. For more information on our robust pipeline, visit www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2020 outlook, including anticipated 2020 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2020 and in future periods; the anticipated reporting of topline data for tisotumab vedotin for the innovaTV 204 trial late in the second or into the third quarter of 2020; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA and tisotumab vedotin and the Company’s other product candidates and those of its licensees and collaborators; the potential for data from the EV-103 trial to potentially support registration under accelerated approval regulations in the U.S.; intended expansion of commercial operations into Europe; as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that the Company’s ADCETRIS, PADCEV and TUKYSA net sales, revenues, expenses, costs, and other financial guidance may not be as expected, as well as risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV and TUKYSA due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians, impacts associated with COVID-19 or other factors. The Company may also be delayed or unsuccessful in its planned clinical trial initiations, the enrollment in and conduct of its clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory discussions or actions and the inherent uncertainty associated with the regulatory approval process. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (SEC), and the Company’s subsequent periodic and current reports filed with the SEC. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CONTACTS:

Investors:	Media:
Peggy Pinkston	Monique Greer
425-527-4160	425-527-4641
ppinkston@seagen.com	mgreer@seagen.com

Seattle Genetics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Net product sales	$198,514	$135,001
Royalty revenues	20,360	15,620
Collaboration and license agreement revenues	15,640	44,578
Total revenues	234,514	195,199
Costs and expenses:
Cost of sales	29,421	10,300
Research and development	195,199	158,265
Selling, general and administrative	122,249	80,271
Total costs and expenses	346,869	248,836
Loss from operations	(112,355)	(53,637)
Investment and other income (loss), net	(56,047)	40,308
Net loss	$(168,402)	$(13,329)
Net loss per share - basic and diluted	$(0.98)	$(0.08)
Shares used in computation of per share amounts - basic and diluted	172,350	160,657

Seattle Genetics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2020	December 31, 2019
Assets
Cash, cash equivalents and investments	$799,594	$868,338
Other assets	1,291,869	1,337,528
Total assets	$2,091,463	$2,205,866
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$257,219	$259,357
Long-term liabilities	68,626	70,222
Stockholders’ equity	1,765,618	1,876,287
Total liabilities and stockholders’ equity	$2,091,463	$2,205,866